                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT



         THIS AGREEMENT is entered into as of the 1st day of October, 1998 by and between, on the one hand, Autocam Corporation, a Michigan, U.S.A., corporation, having its registered office at 4070 East Paris Avenue, Kentwood, MI 49512 U.S.A and Autocam France, a French Societe a Responsabilite Limitee with a registered capital of fifty thousand (50,000) French francs divided into five hundred (500) shares with a par value of FF 100 each, registered with the Registry of Commerce and Companies of Paris on 25 September 1998 under a number to be attributed (98B13754), whose registered office is located at 6, place de la Madeleine 75008 Paris (hereafter together the "Buyer") acting jointly and severally and both represented by Mr. John C. Kennedy III, duly empowered for the purposes hereof following a resolution of the Board of Directors of Autocam Corporation dated 30 September 1998 and a decision of the Sole Shareholder of Autocam France SARL dated 1st October 1998 both attached hereto as EXHIBIT 1 and, on the other hand, the undersigned owners of the Shares of Compagnie Financiere du Leman, a French Societe Anonyme ("CFL") which owns, or shall own at the Effective Date (as defined in Section 2.1 below), all of the equity interest of Frank & Pignard, a French Societe Anonyme ("F&P"), duly empowered, as the case may be, for the purposes hereof pursuant to the relevant resolutions attached hereto as EXHIBIT 1.


                              W I T N E S S E T H :

         WHEREAS the persons shown on EXHIBIT 1.1(1) are the owners of nine hundred fifty two thousand (952,000) shares, with a par value of FF 100 per share of CFL which in turn owns eleven thousand seven hundred and fifty (11,750) shares, with par value of FF 100 per share of F&P, in the quantities shown next to their names on EXHIBIT 1.1(1) attached hereto (herein referred to collectively as "Sellers" and individually as a "Seller");

         WHEREAS, it is contemplated that CFL be merged into F&P on the conditions set out in Section 5.5 below;

         WHEREAS, Buyer desires to purchase from the Sellers and the Sellers desire to sell to Buyer Nine Hundred Four Thousand and Five Hundred (904,500) shares of CFL (collectively the "Shares") for the purchase price determined pursuant to Section 1 below and upon the terms and conditions set forth herein; whereas, with respect to the residual forty seven thousand and five hundred (47,500) shares of CFL held by the Sellers, Buyer and Sellers (hereafter the "Parties") have agreed that the shares which would be substituted to such CFL's shares as a result of the planned merger will be redeemed and canceled by F&P in consideration for the distribution, under the conditions set forth in Section 5.5, of assets deemed non strategic for F&P.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1      SALE AND PURCHASE

         1.1 Sale of Shares. Subject to the terms and conditions of this Agreement, the Sellers will sell and deliver to Buyer and Buyer will purchase from the Sellers with effect as from the Effective Date as defined in Section
2.1 below, the Shares owned by the Sellers for a total purchase price (hereafter the "Purchase Price") composed of (i) Three Hundred Million French Francs (FF300,000,000), and (ii) the Contingent Payment, if any, provided by Section
1.2.2 below. The Purchase Price shall be allocated among the Sellers in the manner set forth in EXHIBITS 1.1(2) AND 1.1(3) and paid as provided by
Section 1.2 below.

The Buyer will be the owner of the Shares with effect as from the Effective Date, and as from the same date the Buyer will take these Shares subject to and with the benefit of all rights and actions attached to said Shares. It is expressly agreed however that the dividends pertaining to the Shares and relating to the fiscal year ending on 31st December 1998 will accrue in totality to the Buyer.

         1.2 Consideration for Capital Stock. The Purchase Price will be paid as follows:

         1.2.1 Cash Payment. The Buyer shall pay to the Sellers on the Effective Date the aggregate sum of Three Hundred Million French Francs (FF 300,000,000). The Cash Payment is made by wire transfer of immediately available funds on the bank account opened by the Sellers with the Banque Populaire, on 1st October 1998. The Sellers expressly agree that they will remain solely liable for the allocation between them of such Cash Payment in the respective amount set forth opposite such Seller's name under "Cash Payment" on EXHIBIT 1.1(2) and hereby acknowledge receipt from the Buyer of the Cash Payment, subject to receipt by the Sellers of good funds.

         1.2.2 Contingent Payments. In the event that the Reference Income (as defined in Section 1.3.1 below) of F&P for the twelve months ending 31 December 1999 is equal to or greater than One Hundred Seventeen Million and Five Hundred Thousand French Francs (FF 117,500,000), the Buyer shall pay to the Sellers the aggregate sum of Sixty Million French Francs (FF60,000,000). In the event that such Reference Income is greater than FF 113,500,000 but less than FF117,500,000, the contingent payment shall be FF45,000,000 and in the event that such Reference Income is greater than FF 109,500,000 but not more than FF 113,500,000, the contingent payment will be FF30,000,000. The above-mentioned alternative contingent payments shall be hereafter collectively referred to as the "Contingent Payment".

         The Contingent Payment shall be made one-half (1/2) within thirty (30) days of the final determination of such Reference Income and one-half (1/2) one year thereafter (together the "Contingent Payment Date"). The Contingent Payment shall be payable, if required, to each Seller in the respective amount set forth opposite such Seller's name under "Contingent Payment" on EXHIBIT 1.1(3).

It is expressly agreed, however, that if the Buyer fails to pay the first installment of the Contingent Payment on the Contingent Payment Date for any reason other than the exercise of the Buyer's set-off rights referred to in the last paragraph of Section 6.6 below, the second installment thereof will be immediately payable. It is also agreed that the non-payment of either installment of the Contingent Payment on the relevant Contingent Payment Date will result in the payment of a 10% interest per annum, it being specified that with respect to the second installment, such interest shall only accrue as from the first anniversary of the Contingent Payment Date of the first installment.

As security for the Contingent Payment, the Buyer shall deliver to Mr. Jacques Kielwasser (acting on behalf of the Sellers) the pledge agreement referred to in
Section 2.3 (f).

The Buyer hereby declares that it is not its intention to modify, prior to 31 December 1999, F&P's policy (as set out in the Plan attached hereto in EXHIBIT 1.3.1(1)) nor F&P's structure (for instance through contributions, leasing, merger or otherwise, except through the merger of CFL into F&P and the distribution procedures referred to in Section 5.5). For this purpose, Mr Jacques Kielwasser (in his position as Chairman of the Executive Committee of F&P) and the other Responsible Officers a set out in EXHIBIT 3.11 will have all reasonable powers necessary to implement the Plan attached hereto in EXHIBIT 1.3.1(1), in the manner foreseen therein and in the common interest of the Buyer, the Sellers and F&P, provided, however, that all capital expenditures which are in excess of the global amount of FF 87,000,000 for 1998 and FF 65,000,000 for 1999 spent to achieve the Plan shall require the approval of the Buyer and that as from 1st October 1998 no capital expenditures will be made through rental agreements/leases. In particular, it is agreed that all French operations will report to Mr. Jacques Kielwasser who will report in his turn to the Chief Executive Officer of Autocam Corporation.

F&P shall have access to global financial resources which will enable it to perform the Plan in terms of capital expenditures, working capital and repayment of debt and F&P shall have full autonomy for the management of these global financial resources in conformance with the Plan.

In case of failure to meet, at the end of each month as from April 1999, at least 50% of the interim income calculated on an accrual basis from the beginning of the 1999 fiscal year, as said interim income is set out in the Plan attached hereto in EXHIBIT 1.3.1(1), the Buyer will exercise his right of control and will, in particular, be entitled to redefine the capital expenditures set out in the Plan. For the purpose of this clause, the monthly interim income will be defined as the annual 1999 income as set out in the Plan, divided by 11.

Notwithstanding the above and the amount of the Reference Income, it is expressly agreed that the full Contingent Payment of Sixty Million French Francs (FF 60,000,000) shall be paid to the Sellers, in two equal installments on 30 April 2000 and on 30 April 2001, in the event that Mr. Jacques Kielwasser's position as Chairman of the Executive Committee of F&P would be terminated by F&P prior to 31 December 1999 for any reason other than for theft, physical violence, breach of his undertakings under Section 5.4 (b) below, misappropriation of corporate assets, deliberate presentation of inaccurate accounting documents, forgery and use of forgeries, characterized and unjustified absenteeism, sexual harassment, refusal to enforce a law specifically mentioned to him in spite of an express request, act of sabotage, or being under the influence of drugs or alcohol while on premises. In case of termination of Mr. Jacques Kielwasser's position as Chairman of the Executive Committee as a result of any of the above-mentioned event, the Contingent Payment shall be made under the conditions set out in the first two paragraphs of this Section 1.2.2. .

         1.3   Adjustment of Purchase Price.

         1.3.1 Reference Income. The Buyer shall prepare an income statement ("Compte de Resultat") of F&P for the 12-month period ending 31 December 1999 (the "Income Statement"). The Income Statement shall be prepared according to accounting principles generally accepted in France and historically applied by F&P in a manner consistent with the constant, usual and current practices and policies as adopted during the previous fiscal years (hereafter the "GAAP"). The GAAP shall apply to the following paragraphs of Section 1.3.1 and shall encompass the specific rules/methods in force within F&P including the rules/method applicable to the calculation of the inventory reserves.

On the basis of the Income Statement, the Buyer shall calculate the reference income ("Reference Income") which will be determined in accordance with the following calculation, based on the relevant lines of the French tax return form n(degree) 2050 through 2053 (1998 edition), and duly adjusted on the conditions set out below :

- line GG (+) line GA (-) line HJ (-) line GR (to the extent of discounts given for early payment as set out in account number 665000 of F&P's books) (-) the reversal of provisions recorded in the balance sheet as at 31 December 1998 and no longer applicable, as recorded in line FP (excluding reversal of inventory provisions), it being specified that :

         * the expenses and incomes relating to prior fiscal years (excluding those relating to inventory) affecting the above enumerated lines shall be neutralized, and

         * all positive and negative elements known on 31 March 2000 which would not have been accounted for in the Income Statement shall be taken into consideration,

- plus (i) the net charges incurred by F&P which shall have been effectively compensated by indemnification paid to the Buyer under
         Section 6 of this Agreement, and (ii) the rent for the premises currently owned by F&P and which shall be the subject of the distribution procedures referred to in Section 5.5 below, i.e. the sum of FF 1,500,000,

- less all interest (contractually calculated at the rate of 10% per annum) and depreciation in respect of each capital expenditure purchased, depreciated at the level of F&P, and recorded after 1st January 1998 which would be in excess of the global amount of capital expenditures of FF 87,000,000 for 1998 and FF 65,000,000 for 1999 and which shall have appeared necessary to achieve the Plan set out in
         EXHIBIT 1.3.1(1), it being specified that the amounts to be deducted pursuant to this paragraph shall be those corresponding to the capital expenditures recorded in excess of the FF 152,000,000 ceiling (FF 87,000,000 + FF 65,000,000), on a LIFO basis (last equipment recorded/first equipment added back); and

- plus the charges recorded by F&P in 1999 with respect to (i) the stock option plan, the retention bonus and/or the discretionary bonus which may, as the case may be, be paid or accrued to Messrs. Jacques Kielwasser, Robert Farago, Angel Exposito and/or Christian Sage, (ii) the merger of CFL into F&P and (iii) the fees of Bossard Consultants firm in connection with the implementation of the FP 2000 operation within the limit of either 50% of the amount of such fees or FF 2,000,000, which either is the lower figure.

It is also agreed that development by F&P, upon the Buyer's request, of any activity not mentioned in the Plan, as well as the commitment by F&P, upon the Buyer's request, to all charges not mentioned in the Plan, shall require a prior agreement between the Buyer and Mr. Jacques Kielwasser, or in case of death or incapacity of the latter, between the Buyer and Mr. Robert Farago or Mr. Angel Exposito, on the neutralization of the positive or negative impact resulting therefrom on the Reference Income.

An example of the calculation of the Reference Income with respect to the 1997 income of F&P as well as to the 1999 forecast income of F&P are set out on
EXHIBIT 1.3.1(2) and 1.3.1(3).

The Income Statement and Reference Income may be audited by the Sellers and the Sellers' accountants. During the Reference Income Review Period as defined below, the Sellers and the Sellers' accountants may audit all the appropriate documents used in the preparation of the Income Statement and Reference Income, and the Buyer shall make available to the Sellers and/or the Sellers' accountants from the Buyer's Accountants, in compliance with such Buyer's Accountants' ordinary practice procedures, all work papers or other documents and information as may be reasonably requested. As soon as possible after December 31, 1999, but in no event later than one hundred twenty (120) days thereafter, the Buyer shall deliver to the Sellers a draft copy of the Income Statement certified by the statutory auditors of F&P. Within thirty (30) days of receipt thereof (the " Reference Income Review Period"), the Buyer and Mr. Jacques Kielwasser (hereby duly empowered for that purpose) or any other person who would be subsequently empowered in writing in accordance with Section 12.4 below by the Sellers shall meet (if necessary) in an attempt to stipulate in writing to the Reference Income and, if and to the extent so stipulated, to prepare, jointly execute and deliver written statement binding upon, and enforceable against, the parties and, as the case may be, to effectuate the appropriate Contingent Payment.

         1.3.2 RESERVED.

         1.3.3 Dispute Resolution. If the Sellers and the Buyer cannot stipulate in writing to the amount, if any, of the calculations required by this Section 1.3, within the 30-day period referenced above, and if the Sellers and the Buyer do not agree on the appointment of a joint French/English bilingual certified accountant as sole arbitrator (the "Sole Arbitrator") within such 30-day period, the Sellers and the Buyer shall each appoint a French/English bilingual certified accountant of their choice as arbitrator and notify the name of their arbitrator to the other party. It is hereby agreed that the Sellers will be deemed to constitute a sole party and shall therefore appoint a sole arbitrator. If, upon appointment by a party of an arbitrator and notification thereof, the other party fails to appoint its own arbitrator within 15 days following the receipt of such notification, the second arbitrator shall be appointed by the President of the Tribunal de Grande Instance of Paris in summary proceedings ("refere") at the request of the most diligent party.

Both arbitrators shall appoint by mutual agreement a third arbitrator (also French/English bilingual) within 15 days following the appointment of the second arbitrator. Should the arbitrators not agree on a third arbitrator, the latter shall be appointed by the President of the Tribunal de Grande Instance of Paris in summary proceedings ("refere") at the request of the most diligent party. The third arbitrator shall constitute with the two other arbitrators an arbitral tribunal (the "Arbitral Tribunal").

The duties of the Sole Arbitrator or, as the case may be, of the Arbitral Tribunal (resolving at the majority), will be the determination of:

(i)      the Reference Income as defined in Section 1.3.1;

(ii) the amount of the Contingent Payment referred to in Section 1.2.2 and, therefore, in accordance with Article 1592 of the French Civil Code, the definitive amount of the Purchase Price of the Shares.

The Sole Arbitrator or, as the case may be, the Arbitral Tribunal shall definitively settle the dispute and transmit their conclusions to the two parties within a twenty one (21) day period as of its appointment (for the Sole Arbitrator) or the appointment of the third arbitrator (for the Arbitral Tribunal).

The conclusions of the Sole Arbitrator or, as the case may be, the Arbitral Tribunal shall be in writing and shall be final and non appealable. The costs and expenses of the arbitration procedure shall be shared by half between the Buyer and the Sellers and each party will bear its own advisors' costs and expenses incurred in connection with said arbitration procedure.

         1.4 Method of Payment. All payments described in this Agreement shall be made by wire transfer of immediately available funds or by such other method as Sellers and the Buyer shall agree upon.


SECTION 2      CLOSING

         2.1 Place and Time of Closing. Subject to Sections 7 to 10 below, the closing of the purchase and sale provided for in this Agreement shall be effective as of 12:01 a.m. local time at the principal offices of F&P on 1 October 1998 (the "Effective Date"). The execution and delivery of the documents referred to in this Section 2 shall take place at the offices of Buyer's attorney in 5 avenue Percier, 75008 Paris, at such day and time as shall be mutually agreed upon by Buyer and the Sellers which day shall be as soon as reasonably possible following the day on which all conditions to closing set forth in Sections 7, 8 and 9 below have been satisfied or complied with in the manner therein contemplated.

         2.2 Deliveries by Sellers. On the Effective Date, Sellers shall deliver or cause to be delivered or made available to Buyer or Company, as the case may require, the following:

(a) Share transfer forms representing the Shares duly endorsed for transfer to Buyer;

(B)      RESERVED

(c) A Certificate of Good Standing ("Certificat de Non Faillite") and a Certificate confirming the absence of liens and encumbrances ("Etat des Inscriptions") as to CFL and F&P from the Commercial Court of Bonneville each dated as of a date not more than 10 days prior to the Effective Date;

(d) Resignations effective as of the Effective Date of each of the officers and directors of CFL and F&P referred to in EXHIBIT 2.2 (D);

(e)      The executed Employment Agreements provided by Section 5.4 below;

(f) The Minute Books, Stock Transfer Books (containing all transfer forms and canceled shareholders' accounts, reflecting all transfers of capital stock prior to the Effective Date) of CFL and F&P;

(g)      The executed Leases provided by Section 9.2 below;

(h)      The irrevocable justified first request bank guaranty referred to in
         Section 6.6 below; and

(i) Such other items as Buyer shall reasonably request, including the minutes of F&P's Supervisory Board Meeting, authorizing the execution of the agreements referred to under paragraphs (e) and (g) above, as well as the minutes of Socodol SA's Supervisory Board meeting and Profalux SA's Board of Directors meeting authorizing said companies to bind themselves pursuant to the representations and warranties set out in Section 3 of this Agreement, in compliance with articles 98 and 128 of the law of 24 July 1966.

         2.3 Deliveries by Buyer. On the Effective Date, Buyer shall pay and deliver or cause to be delivered to the Sellers the following amounts, documents and agreements:

(a) The certification by the Secretary of Buyer as to the adoption of the requisite corporate resolutions authorizing the execution and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby;

(b) The Cash Payment which shall be paid to the Sellers by wire transfer in immediately available funds in accordance with the amounts set forth opposite their respective names on EXHIBIT 1.1 hereto under the column entitled "Cash Payment;"

(c) A certificate of the President or Chief Financial Officer of Buyer certifying to the accuracy on the Effective Date of the representations and warranties of Buyer set forth in Section 4 below;

(d)      The executed Employment Agreements provided by Section 5.4 below;

(e)      The executed Leases provided by Section 9.2 below;

(f) A pledge of 301,527 shares of CFL representing 31.673% of CFL's capital stock as security for the Contingent Payment in the form of
         EXHIBIT 2.3 (F)(1) hereto, it being specified that (i) the shares pledged shall be maintained to 33.34% of the shares of F&P after the completion of the distribution procedures referred to in Section 5.5 below during its period of validity notwithstanding any increase or decrease of the capital stock of F&P and (ii) the Buyer shall have the discretionary option to substitute at any time to such pledge, an irrevocable letter of credit issued by Comerica or by any other first rank bank conforming with the model attached hereto as EXHIBIT 2.3 (F)(2) in the amount of the Contingent Payment remaining due, which letter of credit shall neither be discounted nor paid prior to the final determination of the Contingent Payment pursuant to Section 1.3.1 and, as the case may be,
         Section 1.3.3, it being specified that either the Pledge or, as the case may be, the irrevocable letter or credit shall remain valid until complete payment of any sum due under the Contingent Payment; and

(g)      Such other items as the Sellers shall reasonably request.

SECTION 3      REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except to the extent of those exceptions, qualifications and modifications disclosed to Buyer in the Disclosure Schedule (the "DISCLOSURE SCHEDULE"), Mr. Marcel Kielwasser, Mrs. Denise Kielwasser, Mr. Jacques Kielwasser, Mrs. Isabelle Kielwasser, Socodol SA, Profalux SA, Mr. Thierry Bouscasse, Mr. Angel Exposito and Mr. Robert Farago, as these persons and entities are referred to in EXHIBIT 1.1(1) hereto represent and warrant to Buyer as set forth below.

All representations and warranties made hereunder are for the purpose of cost allocation between the Buyer and the Sellers, pursuant to the terms of this Agreement, of the adverse financial consequences of all Loss or Losses, as these terms are defined in Section 6.1 below, and shall not be used for the purpose of the cancellation of this Agreement for lack or defective consent ("Vices du Consentement").

Notwithstanding any other term or provision of this Agreement, the terms "to the knowledge" or "to the best knowledge" of the Sellers or the Responsible Officers, when applied to any representation or warranty provided for in this
Section 3, shall encompass the knowledge of the Sellers, Responsible Officers and their senior management team exercising their usual oversight, and acting within their usual and customary capacity as concerning the proper operation of CFL's and F&P's business.

         3.1 Due Incorporation; Good Standing; Qualification; Assumed Names. CFL and F&P are duly organized, validly existing and in good standing under the laws of France, have all requisite corporate power and authority to own, operate and lease its property and to carry on its business as now being conducted. They are duly qualified and in good standing in every jurisdiction in which the failure to so qualify would have a material adverse effect on the assets, business or condition, financial or otherwise, of CFL and F&P determined on a consolidated basis. PARAGRAPH 3.1 OF THE DISCLOSURE SCHEDULE lists every corporate and assumed name under which CFL and F&P have transacted business during the past five (5) years.

         3.2 No Violation to Result. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will :

(i) violate or result in a breach of or constitute a default under any provision of the Bylaws of CFL or F&P;

(ii) conflict with, violate any order, arbitration award, judgment, decree, law, ordinance, regulation or any other restriction of any kind or character to which CFL or F&P is a party or is bound or with respect to which any property of CFL or F&P is subject or is bound or result in the termination or loss of any right or asset (or give any third party the right to cause such termination or loss), of any kind;

(iii) violate or result in a breach of or constitute a default (or would result in or constitute such a breach or default with notice or lapse of time or both) under any provision of any material agreement, permit, instrument, indenture, lien, lease or license, (including the Shareholders' Agreement entered into between the shareholders of CFL which shall be validly terminated on the Effective Date); or

(iv) subject to the information disclosed in PARAGRAPH 3.2 (IV) OF THE DISCLOSURE SCHEDULE, require the consent of any other party to any of the items described in subsection (iii) above or the consent of any governmental body, agency or authority, or, if so, such consents shall be obtained as a condition to Buyer's obligation to close hereunder ;

(v) subject to the information disclosed in PARAGRAPH 3.2 (V) OF THE DISCLOSURE SCHEDULE, result in any claim based on the terms and conditions of any prior transfer or purchase of shares of CFL or F&P.

         3.3   Ownership of Shares, Due Execution by Sellers.

         (a) Each Seller separately represents and warrants that he, she or it is the lawful record owner of the Shares shown on EXHIBIT 1.1(1) to be owned by such Seller, and the same shall be delivered to Buyer on the Effective Date free and clear of all pledges, security interests, options, liens, encumbrances and claims or rights of every kind therein or thereto, and the delivery of such Shares to Buyer pursuant to the provisions of this Agreement will transfer lawful, valid, marketable and indefeasible title thereto to Buyer. Such Seller has not entered into any contract or agreement, other than this Agreement, to sell or otherwise transfer any Shares or grant any rights or interests therein to CFL, F&P or any other party. All legal and other steps necessary for such Seller to transfer and deliver the Shares to Buyer and perform his, her or its obligations hereunder have been taken or will have been taken as of the Effective Date.

         (b) Each Seller represents and warrants that he, she or it has duly executed and delivered this Agreement which constitutes a valid and binding agreement enforceable against such Seller in accordance with its terms.

         3.4 Capital Stock; Prior Redemption of Capital Stock. The capital stock of CFL and F&P consists of nine hundred fifty two thousand (952,000) shares and eleven thousand seven hundred and fifty (11,750) shares respectively. The Shares shown on EXHIBIT 1.1(1) are all of the issued shares of the capital stock (or any other equity interest) of CFL and F&P on the date of this Agreement. All of the Shares have been validly issued and are fully paid.

         3.5 No Commitment to Issue Capital Stock or Rights to Acquire Capital Stock. Neither CFL nor F&P has entered into any contract or agreement or made any commitment to sell or otherwise transfer or issue any shares of their respective capital stock after the date of this Agreement, nor are there any outstanding options, subscriptions, warrants, conversion rights or similar rights of any kind convertible into any shares of the capital stock (or any other equity interest) of CFL or F&P.

         3.6 Subsidiary and Other Investments. Without prejudice to the distribution procedures referred to in Section 5.5, CFL owns, directly or indirectly (through F&P), all or part of the issued capital stock of those entities described as subsidiaries of CFL on EXHIBIT 3.6 attached hereto, the exact number of which shares are set forth opposite their respective names (collectively the "Subsidiaries" and individually, a "Subsidiary"). Such shares are validly issued, fully paid and are owned by CFL or F&P, free and clear of all pledges, security interests, options, liens, encumbrances and claims of every kind. Except as otherwise disclosed on EXHIBIT 3.6, neither CFL nor any of the Subsidiaries owns any capital stock or other interest in any other corporation, partnership, joint venture, limited liability company or any other type of entity. The entire capital stock of each Subsidiary is set forth in
EXHIBIT 3.6 and there are no options, warrants, convertible securities or other rights to subscribe for or acquire any capital stock or other ownership interests, or securities convertible into capital stock or other ownership interests, of any such Subsidiary.

EXHIBIT 3.6 sets forth : (i) the number of shares of each class of capital stock of each Subsidiary; and (ii) the number of shares of each such class owned by CFL, F&P or the Sellers. Except as disclosed in EXHIBIT 3.6, none of such capital stock is subject to any proxy or other agreements relating to the exercise of voting rights or subjecting such stock to transfer restrictions. All references in this Agreement to CFL, its business, assets, condition (financial or otherwise) or prospects and all references to documents, instruments or other agreements to be delivered on the Effective Date shall mean and include CFL and F&P, unless the context clearly and specifically extends the meaning to all the Subsidiaries referred to in EXHIBIT 3.6.

         3.7 Financial Statements. Attached hereto as EXHIBIT 3.7 are the "Financial Statements" collectively defined as balance sheets and consolidated balance sheets, income statement and consolidated income statement and notes to the accounts and consolidated accounts of CFL and F&P, as of 31 December 1995, 31 December 1996 and 31 December 1997, for the twelve (12) month periods then ended, audited and reported on by CFL's and F&P's statutory auditors, as well as the balance sheets and consolidated balance sheets, income statement and consolidated income statement of CFL and F&P as of 30 June 1998 for the six (6) month period from 1st January 1998 to 30 June 1998, which has been the subject of a limited review and an opinion from CFL's Statutory Auditors (hereafter individually the "June Balance Sheet").

The Financial Statements are in accordance with the books and records of CFL and F&P which accurately reflect all assets, liabilities, transactions and results of operation and present fairly the financial position and consolidated financial position and the results of the operations of CFL and F&P for the periods then ended, and have been prepared in conformity with the GAAP (as defined in Section 1.3.1 above) except as may otherwise be indicated in the Notes thereto. True and correct copies have been delivered to Buyer of all written reports submitted to the Sellers or CFL and F&P by the CFL's and F&P's statutory auditors since 1995 relating to the findings of audits or examination of the books and records of CFL and F&P.

All of the accounts and notes receivable of CFL and F&P reflected on the Financial Statements, and all other trade notes and accounts receivables arising from and after the date of the Financial Statements through the Effective Date (collectively, the "Receivables") arose and will arise solely from bona fide transactions in the ordinary course of business, and no portion of the Receivables is or will be subject to counterclaim or set-off or is or will be otherwise in dispute. All of the Receivables are and as of the Effective Date will be good and collectible in full (less only an allowance for doubtful accounts receivable calculated in accordance with GAAP) and, subject to the information disclosed in PARAGRAPH 3.7 OF THE DISCLOSURE SCHEDULE, will be collected (less only such allowance) within one hundred and eighty (180) days following the Effective Date. All of the inventory reflected on the Financial Statements and arising from and after the date of the Financial Statements through the Effective Date will be usable and salable in the ordinary course of business of CFL and F&P (less only the amount of the reserve for obsolete or slow-moving inventory reflected on the June Balance Sheet).

         3.8 Unreported and Contingent Liabilities. Except as expressly set forth in the Financial Statements, and except as otherwise incurred by CFL or F&P in the ordinary course of its business during the period from 30 June 1998, neither CFL nor F&P has any liabilities or obligations, whether accrued, absolute, fixed, known or unknown, contingent or otherwise, existing, arising out of or relating to any transaction entered into, or state of facts existing, on or prior to the date of this Agreement. For purposes of this Section 3.8, the phrase "in the ordinary course of business" shall not include liabilities arising out of breach of contract, breach of warranty, tort, infringement or any violation of law, nor extra-balance sheet undertakings. Neither CFL nor F&P is directly or indirectly liable upon or with respect to, or obligated in any way to provide funds in respect of or, subject to PARAGRAPH 3.8 OF THE DISCLOSURE SCHEDULE, to guarantee or assume any indebtedness or obligation of any person or entity.

         3.9 Absence of Certain Changes. Since 30 June 1998 and until the date of this Agreement, and unless otherwise disclosed in PARAGRAPH 3.9 OF THE DISCLOSURE SCHEDULE, the business of CFL and F&P has been and shall be conducted only in the ordinary course, and there has not been and shall not be :

(i) any change in the condition (financial or otherwise), assets, liabilities, earnings, business or operations of CFL and F&P, other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse to CFL and F&P determined on a consolidated basis;

(ii) any damage, destruction, casualty or other similar occurrence or event (whether or not insured against), which either singly or in the aggregate has been materially adverse to the assets, liabilities, earnings, business or operations of CFL and F&P on a consolidated basis;

(iii) any mortgage or pledge of or encumbrance attached to any of the properties or assets of CFL and F&P or any guaranty of the obligations of any third party;

(iv) any incurrence or creation by CFL and F&P of any liability, commitment or obligation in excess of FF 150,000, except unsecured current liabilities incurred in the ordinary course of business, as well as any borrowing, or agreement to borrow, any funds other than under and pursuant to CFL's and F&P's existing loan agreements as reflected on the June Balance Sheet;

(v) any sale, transfer or other disposition by CFL and F&P of any of their assets in excess of FF 150,000 for any single item or FF 300,000 in the aggregate, except inventory sold in the ordinary course of business and except for machinery and equipment disposed of in the ordinary course of business and replaced by new or used machinery or equipment of comparable or better value;

(vi) any declaration or payment of any dividends, other distribution or any authorization to make any distribution of, on or in respect of CFL's and F&P's capital stock;

(vii) any direct or indirect purchase, retirement, redemption or other acquisition by CFL or F&P of any shares of the capital stock of either;

(viii) any increase in compensation (including, without limitation, salaries, commissions, bonuses, or other forms of non-qualified profit sharing distributions) paid or payable to any of the shareholders, directors, officers or employees of CFL and F&P, except normal individual or general salary increases and bonus payments consistent with past practices or termination of employment of persons with an annual base salary in 1997 of more than FF 200,000;

(ix) an increase in or establishment of any reserve for taxes or bad accounts or any other liability on the books of CFL or F&P or otherwise provided therefor, except in the ordinary course of business and in compliance with the GAAP;

(x) any change or modification to CFL's and F&P's accounting methods or practices;

(xi) except for amounts committed for emergency repairs, any capital commitments in excess of FF 300,000 without first consulting with Buyer,

(xii)    any amendment of CFL's and F&P's Bylaws;

(xiii) authorization for issuance, issuance or delivery of any additional shares of CFL's and F&P's capital stock or securities convertible into or exchangeable for shares of CFL's and F&P's capital stock, or issuance or grant of any right, option or other commitment for the issuance of shares of CFL's and F&P's capital stock or of such securities, or split, combination or reclassification of any shares of CFL's and F&P's capital stock;

(xiv)    any termination or reduction of any insurance coverage described in
         EXHIBIT 3.21 without first consulting with Buyer;

(xv)     any default under or breach of any Material Contract;

(xvi) any amendment, modification or cancellation of any Material Contract or waiver of any material right under any Material Contract until first consulting with Buyer;

(xvii) any new contract or agreement entered into by CFL and F&P of the kind that would have constituted a Material Contract if such contract or agreement had been in existence on the date hereof other than in the ordinary course of business and in compliance with the practices historically applied within F&P or, as far as non-recurring and exceptional contracts or agreements are concerned, after first consulting with Buyer;

(xviii) any action taken that would cause any of the representations and warranties made herein to be inaccurate on the Effective Date; or

(xix) any action other than the ordinary course of business which would result in the Net Worth as calculated on the June Balance Sheet to be less than as set forth on the June Balance Sheet;

All the procedures for the distribution of assets referred to in Section 5.5 below, have been or will be carried out and, where required, have been or will be registered and notified in accordance with the applicable laws and regulations, the Sellers themselves remaining personally responsible for the payment of all registration fees or other additional tax of any nature whatsoever which would arise in relation to the said distribution procedures and which would not be referred to in EXHIBIT 5.5 as to be paid by F&P, to the intent that CFL and F&P shall not be concerned by any such matters. The said distribution procedures have received or will receive all necessary authorizations or approvals required in accordance with applicable laws, regulations and statutory provisions, and have not had or will not have as a result any breach or default under any agreements or obligations binding upon the companies involved in these procedures, their shareholders or partners. All payments due to be made, as the case may be, to CFL and F&P in connection with the said distribution have been or shall be made in full, not later than upon completion of the distribution procedures of the concerned assets.

         3.10 Corporate Books and Records. On the Effective Date, all corporate action which has theretofore been taken by the Board of Directors, Executive Committee, Supervisory Board or shareholders of CFL and F&P will be fully and accurately recorded in their respective minute books and the books and records of each of them will be true, correct and complete in all material respects as of that date.

         3.11 Contracts. Each of the Material Contracts (as defined below) is described in PARAGRAPH 3.11 OF THE DISCLOSURE SCHEDULE. Each of the Material Contracts is valid, binding, and in full force and effect and the continued validity, effectiveness and enforceability thereof will not be affected by the transaction contemplated by this Agreement. There is no material default (or any event which, with notice or lapse of time, would constitute a material default) by CFL or F&P or, to the knowledge of those persons listed on EXHIBIT 3.11 attached hereto (the "Responsible Officers"), by any other party, existing with respect to the Material Contracts.

As used in this Agreement, Material Contracts shall mean and include the following contracts, agreements, instruments or arrangements to which CFL and/or F&P are or is a party or by which its assets are bound:

(i) contracts or agreements for the purchase of any machinery or equipment in excess of FF 300,000;

(ii) contracts, agreements or orders with or to suppliers, including, but not limited to blanket purchase orders, for the future purchase of raw material inventory, products or services resulting, individually or in the aggregate of all such contracts, agreements or orders with the same or related parties, in a FF 500,000 outstanding commitment for F&P on the Effective Date;

(iii) contracts, agreements or orders with or from clients, including, but not limited to, blanket purchase orders, for the future sale of products resulting individually or in the aggregate of all such contracts, agreements or orders with the same or related parties, in a FF 600,000 annual income for F&P;

(iv) contracts or agreements (other than those already mentioned in this Agreement) providing for an annual charge exceeding FF 60,000 which by its terms does not terminate or is not terminable without penalty to it within fifteen (15) months after the Effective Date;

(v) loan agreements, indentures, promissory notes (with the exception of those issued in the ordinary course of business), installment purchase agreements (with the exception of agreements concerning the purchase of tangible assets providing for deposits and/or progress payments), conditional sales agreements, security or pledge agreements, guaranties, or other similar type of agreement;

(vi) broker, agency, distributor, sales representative, franchise or other similar agreements;

(vii)    consulting contracts;

(viii) the personal property leases referred to in Section 3.15 below providing for the payment of rents in an amount exceeding FF 50,000 per annum and the real property leases referred to in Section 3.16 below;

(ix) contracts relating to the operation, maintenance or management of any Real Property (as defined in Section 3.16 below);

(x) all contracts with any government or with any agency, department or instrumentality of any government;

(xi)     patent or trademark license agreement;

(xii)    Employee Plans defined in Section 3.13 (a) below;

(xiii) contract with any present or former officer or director of CFL or F&P or with any person related to any present or former officer or director of CFL or F&P by blood (not more remote than first cousin) or marriage;

(xiv) a list of any written or oral covenants not to compete, non-solicitation covenants and non-disclosure covenants in favor of CFL and F&P, or binding upon or against CFL and F&P, as well as contracts or agreements restricting CFL or F&P from carrying on any line of business in any part of the world, including, but not limited to, the business in which each is now engaged; and

(xv)     all written powers of attorney from CFL and F&P.

True and complete copies of all of the Material Contracts and of all amendments thereto except for purchase orders and customer orders received within the three
(3) day period preceding the date of this Agreement, have heretofore been delivered to Buyer.

         3.12 Licenses and Permits. Each of CFL and F&P possess all material, state and local licenses or permits, if any, necessary to the conduct of its business as now operated which are listed in EXHIBIT 3.12 hereto. Such licenses and permits are valid and in full force and effect and there exists no conflict with the state or local licenses or permits of others. The consummation of the transactions provided for in this Agreement will not require the consent of any governmental agency or authority from whom such state or local licenses or permits were obtained nor cause any of such licenses or permits to be terminated or become in default and no action or claim is pending or, to the knowledge of the Responsible Officers, threatened, to revoke or terminate any thereof or declare any of them invalid in any respect.

         3.13 Employee Matters: Employee Benefit Plans; Employment Agreements and Similar Arrangements.

         (a) EXHIBIT 3.13 attached hereto lists all arrangements wherein CFL or F&P is a party to or by which any of them is bound, which cover benefits or affect the employees of CFL and/or F&P and which provide for terms more favorable than the provisions of the applicable collective bargaining agreements (collectively "Employee Plans" and individually "Employee Plan"), i.e. :

(i)      the Annual Salary Payments Return ("DADS 1") filed by CFL and F&P for
         1997;

(ii) a schedule setting out payment terms more favorable than the provisions of the applicable collective bargaining agreements of all employees of CFL and F&P having a gross monthly remuneration in excess of FF 15,000 specifying, as the case may be, the amount of any discretionary and individual premium paid to them in 1997 or to be paid, if any, in 1998, it being specified by the Sellers that, in general, remuneration paid to F&P's employees exceed those provided for in the applicable collective bargaining agreements;

(iii) all profit-sharing plans, deferred compensation, bonus schemes, stock option, stock purchase, and incentive plans ;

(iv) a schedule of the fringe benefits granted to the employees of CFL and F&P and any plan, agreement or arrangement relating thereto, including, but not limited to, benefits relating to company automobiles, clubs, vacation leave, child care leave, parenting leave, sabbatical leave, educational, disability, sickness or personal leave, professional training, and medical, dental, hospitalization, life, accident or disability insurance, and other types of insurance.

None of the Employee Plans has liabilities for accrued benefits, whether or not vested, exceeding the current fair market value of the assets of such Employee Plan.

With respect to each of the Employee Plans, CFL and F&P are in substantial compliance with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect. CFL and F&P have each performed all substantial obligations required to be performed by it under any of the Employee Plans. Neither CFL nor F&P is in material default under any Employee Plan nor, to the knowledge of the Responsible Officers, is any other party to an Employee Plan in default thereunder. Subject to PARAGRAPH 3.13 OF THE DISCLOSURE SCHEDULE, there are no actions, suits or claims pending or, to the knowledge of the Responsible Officers, threatened against such Employee Plans or their assets, or arising out of such Employee Plans.

CFL and F&P have paid in full, subject only to normal retrospective adjustments in the ordinary course, all required insurance premiums with regard to such Employee Plans for policy years or other applicable policy periods ending on or before the date of this Agreement. At all times on or prior to the date of this Agreement, the Employee Plans that are intended to be tax-qualified have satisfied all coverage, minimum participation, nondiscrimination and other requirements imposed, except as otherwise disclosed in PARAGRAPH 3.13 OF THE DISCLOSURE SCHEDULE. The Responsible Officers are not aware of the existence of any governmental audit or examination of any Employee Plan or of any facts or circumstances which would lead them to believe that any such audit or examination is pending or threatened.

True and complete copies of all Employee Plans and of all agreements, including, but not limited to, trust agreements and insurance contracts, embodying such plans, funds, programs or arrangements have heretofore been delivered to Buyer together with true and complete copies of the plan description and all modifications thereto communicated to employees, and the most recent annual and periodic accounting of related plan assets, if any.

         (b) Each of CFL and F&P, as the case may require, has substantially complied with, and is not in material violation of, applicable employment or labor statutes, laws and regulations with respect to its employees, including, without limitation, those involving health, safety, wage and hour, unemployment, social security and workers' compensation matters.

Neither CFL nor F&P is a party to any collective bargaining agreement except the collective bargaining agreements applicable to the metal industry ("Conventions Collectives de la Metallurgie"); no election, or to the knowledge of the Responsible Officers, no representation campaign, is now in progress with respect to any of the employees of CFL or F&P. There is no dispute, formal claim filed with the labor inspector, arbitration, material unfair labor practice charge (infringement to the rights of employee representatives - "delit d'entrave"), strike, request for union representation or, to the knowledge of the Responsible Officers, labor activity pending or, within the last three (3) years, threatened or filed against CFL or F&P. The Responsible Officers do not know of the occurrence or threat of any material event (including the transfer herein contemplated) which would give rise to any such labor activity, dispute, formal claim filed with the labor inspector, arbitration, material unfair labor practice charge (infringement to rights of the employee representatives - "delit d'entrave"), strike or request for representation.

The Buyer acknowledges that F&P will have to implement a collective reduction of the maximum work time in compliance with the Law n(degree) 98-461 of 13 June 1998.

         3.14 Litigation. Unless otherwise disclosed in PARAGRAPH 3.14 OF THE DISCLOSURE SCHEDULE, neither CFL nor F&P has pending or involving it, or, to the knowledge of the Responsible Officers, threatened against it, any claim, action, suit, arbitration proceeding, governmental proceeding or investigation or other proceeding of any character (i) demanding money damages of more than FF150,000 not covered by insurance; (ii) demanding a temporary restraining order, preliminary injunction or a permanent injunction or order of specific performance against CFL or F&P; (iii) that could have a material adverse impact on the financial condition or the business, operations or properties of CFL or F&P determined on a consolidated basis or (iv) could prevent, hinder or delay consummation of the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof if adversely decided against it.

         3.15  Personal Property.

         (a) Except as described in the notes to the Financial Statements and in the schedule of liens and encumbrances attached hereto as
EXHIBIT 3.15 (A)(1), and except for leased personal property, all of the personal property of each of CFL and F&P are owned by the respective corporations free and clear of all liens, security interests and encumbrances and, except in the case of finished goods inventory subject to purchase agreements entered into in the ordinary course of business, options or rights of any other person to acquire any such asset. The machinery and equipment of each of CFL and F&P are in sufficient working order so as to be adequate for their current use on the Effective Date or shall be reparable in the ordinary course of business. All tangible personal property of CFL and F&P is located upon the CFL's and F&P's premises, except as otherwise set forth in PARAGRAPH 3.15(1)
OF THE DISCLOSURE SCHEDULE. All of such personal property reflected on the Financial Statements is actually on hand, increased and decreased, respectively, by acquisitions and dispositions of such property in the ordinary course of business since the date of the Financial Statements. Except as set forth in PARAGRAPH 3.15(3) OF THE DISCLOSURE SCHEDULE and in EXHIBIT 3.15 (C)(1), no capital expenditures relating to personal property (excluding only normal maintenance repairs made consistently with past practice and which are deemed to be current expenses for income tax purposes) or remediations suggested or required by any applicable governmental, administrative or regulatory authority or insurer, in the next twelve (12) months in an amount exceeding FF 300,000 in the aggregate are necessary to carry on the business of the CFL or F&P as it is presently conducted, nor are any such expenditures planned.

All tangible personal property in the possession of CFL or F&P which is owned by or in which an interest (other than a leasehold or security interest) is claimed by any other person or entity (whether a customer, supplier or other person or entity) including, but not limited to, customer owned and/or consigned equipment, is listed on EXHIBIT 3.15 (A)(2).

         (b) EXHIBIT 3.15 (B) describes all personal property that is currently being leased by CFL and F&P under a capitalized lease arrangement or a true lease arrangement providing for an annual rent payment in excess of FF 50,000, the monthly rental payment therefor, the expiration date thereof, and any renewal or purchase options relating thereto. All such leased personal property is in sufficient working order so as to be adequate for their current use on the Effective Date or shall be reparable in the ordinary course of business. All such leased property is situated at CFL's or F&P's business premises, except as otherwise set forth in PARAGRAPH 3.15(1) OF THE
DISCLOSURE SCHEDULE and is used or useable by CFL or F&P in the operation of its business.

         (c) EXHIBIT 3.15 (C)(1) sets out the reserves which have been recorded in the June Balance Sheet pursuant to the conclusions of the Health and Safety Audit attached hereto as EXHIBIT 3.16 (C)(2), in order to ensure compliance of all of the personal property of each of CFL and F&P with obligations currently in force concerning health and safety. These reserves will be sufficient to ensure that the corresponding personal property shall be brought into conformity with the conclusions of this Audit. Subject to fraudulent intentional behavior, it is hereby specified that the Buyer shall not be entitled to make any claim based on non compliance of the personal property of CFL and F&P with applicable health and safety regulations if the alleged non compliance is not referred to in the conclusions of the Health and Safety Audit.

         3.16  Real Property.

         (a) EXHIBIT 3.16 (A) sets forth the legal description and address of the real property owned by CFL and F&P (the "Owned Real Property") and the real property leased by CFL and F&P (the "Leased Real Property") and a brief description of all buildings, improvements and structures located thereon. The Owned Real Property and the Leased Real Property are herein collectively referred to in this Agreement as the "Real Property."

Copies of all deeds conveying the Owned Real Property to CFL or F&P have heretofore been delivered to Buyer, together with copies of any title insurance policies and surveys in the files of CFL or F&P applicable to the Owned Real Property. CFL or F&P, as the case may be, owns the Owned Real Property deeded to it, free and clear of all mortgages, liens, easements and restrictions except for those that do not unreasonably interfere with the business of CFL or F&P as now conducted.

All buildings and other improvements on the Real Property are located within the boundaries of the Real Property and do not encroach upon any adjoining property, and no building or other improvement situated on any adjoining property is encroaching upon the boundaries of the Real Property. Unless otherwise disclosed in PARAGRAPH 3.16(1) OF THE DISCLOSURE SCHEDULE, the use of the Real
Property by CFL and F&P, the conduct thereon of the business of CFL and F&P, the easements and restrictions affecting the Real Property, and the operation and maintenance of the buildings and improvements located thereon, as now operated and maintained, do not contravene any law, rule, regulation, ordinance or statute, including those relating to zoning, building, land use, fire, air, sanitation and noise control, or any deed restrictions, the effect of any of which unreasonably interferes with or prevents, or could unreasonably interfere with or prevent, the continued use of the Real Property for the purposes for which it is now being used, or would materially adversely affect the value thereof.

         (b) Unless otherwise disclosed in PARAGRAPH 3.16(2) OF THE
DISCLOSURE SCHEDULE, all buildings and improvements located on the Real Property are in reasonably good repair and condition, normal wear and tear excepted, and, to the knowledge of the Responsible Officers, contain no latent defects. No pending or threatened condemnation or similar proceeding exists with respect to the Real Property. There are no existing agreements or options granting to any person or entity the right or option to purchase or lease any Owned Real Property or part thereof or, to the knowledge of the Responsible Officers, any Leased Real Property, or part thereof. The owners of the Leased Real Property hold good and valid title on such Leased Real Property, subject to PARAGRAPH 3.16(3) OF THE DISCLOSURE SCHEDULE which describes all the liens, mortgages, security interests and encumbrances affecting the Leased Real Property.

         (c) The Real Property is adequate for the present conduct of CFL's and F&P's business and, except as set forth in PARAGRAPH 3.16(4) OF THE DISCLOSURE SCHEDULE, CFL and F&P have no present plan to purchase or lease any other real estate so as to be able to continue its business as presently conducted or presently planned to be conducted in the future. Except as set forth in PARAGRAPH 3.16(4) OF THE DISCLOSURE SCHEDULE and in EXHIBIT 3.16
(D), no capital expenditures relating to the Real Property (excluding only normal maintenance and repair made consistently with past practice and which are deemed to be current expenses for income tax purposes) or remediations suggested or required by any applicable governmental, administrative or regulatory authority or insurer, in the next twelve (12) months in an amount exceeding FF 300,000 are necessary to carry on the business of CFL and F&P as it is presently conducted, nor are any such expenditures planned.

         (d) EXHIBIT 3.16 (D) sets out the reserves which have been recorded in the June Balance Sheet pursuant to the conclusions of the Health and Safety Audit referred to in Section 3.15 (c) above, in order to ensure compliance of all of the Real Property of each of CFL and F&P with obligations currently in force concerning health and safety. These reserves will be sufficient to ensure that the corresponding Real Property shall be brought into conformity with the conclusions of this Audit. Subject to fraudulent intentional behavior, it is hereby specified that the Buyer shall not be entitled to make any claim based on non compliance of the Real Property of CFL and F&P with applicable health and safety regulations if the alleged non compliance is not referred to in the conclusions of the Health and Safety Audit.

         3.17  Environmental Matters.

         (a) The Real Property is not subject to any judicial or administrative order, proceeding, judicial mortgage or administrative mortgage in favor of any state or local governmental body, agency or authority or any private party on the basis of a violation or alleged violation of any Environmental Laws (as defined below) or, if so, true and complete copies of all such orders, judicial mortgages or administrative mortgages have been delivered to Buyer prior to the date of this Agreement. No summons, complaint, citation, and no written demand letter, request for information, letter or other communication has, to the knowledge of the Responsible Officers, been issued to or served upon CFL or F&P concerning any violation or alleged violation of any Environmental Laws with respect to the Real Property or the business conducted thereon, or, if so a description of such conditions or circumstances is contained in the EXHIBIT 3.17 (A).

         (b) The specific situation concerning trichlorethylene washing machines is detailed in EXHIBIT 3.17 (B) and shall not be the basis of any claim from the Buyer based on these representations and warranties as to the condition of said machines.

         (c) As used in this Agreement, "Environmental Laws" shall include all state, and local laws, rules, ordinances and regulations governing the storage, handling, use, treatment, generation, processing, production, disposal, transportation, emission, release and threatened release of Hazardous Materials, as defined below, each as amended, and the regulations adopted thereunder, and any other environmental statutes or laws (codified or common law), or any rules, regulations or ordinances enacted by any, state or local governmental bodies, agencies or authorities, all as currently in effect. As used in this Agreement, "Hazardous Materials" shall include, without limitation, any flammable explosives, radioactive materials, petroleum or petroleum byproducts, minerals, metals, chemical substances, asbestos or asbestos-containing materials, hazardous or toxic substances, or any other materials or wastes as are presently defined in or regulated under or pursuant to the Environmental Laws.

         (d) EXHIBIT 3.17 (D)(1) sets out the reserves which have been recorded in the June Balance Sheet pursuant to the conclusions of the Environmental Audit attached hereto as EXHIBIT 3.17 (D)(2), in order to ensure compliance of all the operating conditions of F&P with Environmental Laws. Subject to fraudulent intentional behavior, it is hereby specified that the Buyer shall not be entitled to make any claim based on non compliance of the operating conditions of F&P with Environmental Laws if the alleged non compliance has not been identified in said Environmental Audit or if the reserves recorded in the June Balance Sheet pursuant to an identified non compliance would appear insufficient to cover the costs resulting from said identified non compliance. It is expressly agreed, however, that this disclaimer shall not apply with respect to potential violations of Environmental Laws, prior to the Effective Date, on the real property rented by F&P rue Emile Chautemps in Cluses, on which no industrial activities are carried out any longer and which is now used for storing purposes only.

         3.18 Tax Returns, Etc. CFL and F&P have each filed all tax returns and reports required to be filed by it or them with the French government, with any state and with any other jurisdiction within the time period required by law, including but without limitation, returns of direct or indirect taxes. All such returns and reports are true and correct and all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on such tax returns and reports or which is otherwise owing or may become owing (as determined by a subsequent tax audit) in connection with the conduct by CFL and F&P of their respective businesses have been paid in full or are properly accrued for on the books and records of CFL or F&P. True and complete copies of all state, local and foreign income tax returns for the past three (3) years (together with copies of any examination reports of state, local and foreign tax authorities relating thereto) have been furnished to Buyer. As mentioned in PARAGRAPH 3.14(5) OF THE DISCLOSURE SCHEDULE, the tax position of CFL and
F&P is in the process of being examined by the tax administration. No deficiencies have yet been proposed in the course of such pending examination and the Sellers shall take full responsibility for any deficiency which may result, as the case may be, from said examination in accordance with the terms of Section 6 below. The Sellers and the Responsible Officers are not aware of any basis for any additional deficiencies.

         3.19 Compliance With Laws Generally. To the knowledge of the Sellers and the Responsible Officers, the conduct of the business of the CFL and F&P do not violate, nor are CFL and F&P in default under, any law, statute, ordinance, rule, regulation, code, license, permit, guideline, order, arbitration award, judgment or decree, including, without limitation, occupational safety and health legislation, legislation pertaining to illegal bribes or kickbacks, and criminal law, and Buyer, CFL and F&P will not after the Effective Date incur any liability or obligation as a result of any such violation or default existing at the Effective Date or arising or accruing thereafter but based upon conditions existing at the Effective Date. Except as set forth in PARAGRAPH 3.19 OF THE DISCLOSURE SCHEDULE, no expenditures are anticipated which are necessary or appropriate for the continuation of the CFL's and F&P's business in compliance with any such law, statute, rule, regulation, code, license, permit, guidelines, order, arbitration award, judgment or decree. There are no existing or, to the knowledge of the Responsible Officers, proposed laws, rules, regulations or ordinances of such a nature as could be expected to materially adversely affect the continued conduct of CFL's or F&P's business in the manner presently carried on and conducted.

         3.20 Intellectual Properties. Attached hereto as EXHIBIT 3.20 is a list of all patents, patent applications, copyrights, trade names and material trademarks ("Intellectual Property") owned or used by CFL or F&P or as to which CFL or F&P is a licensee or licensor. Notwithstanding the representations made in PARAGRAPH 3.20 OF THE DISCLOSURE SCHEDULE, the use of the Intellectual Property does not infringe upon the rights of any third party. No party has filed a claim during the past three (3) years against CFL or F&P alleging that any of them has violated, infringed on or otherwise improperly used the intellectual property rights of such party, or if so, the claim has been settled with no existing liability to CFL or F&P and, to the knowledge of the Responsible Officers, neither CFL nor F&P has violated or infringed any trademark, trade name, service mark, service name, patent, copyright or trade secret held by others. With respect to the "FP" logo referred to in PARAGRAPH
3.20 OF THE DISCLOSURE SCHEDULE, the Buyer shall assume the potential risks resulting from the continuation of the use of such logo after the Effective Date.

         3.21  Insurance.

         (a) General. PARAGRAPH 3.21(1) OF THE DISCLOSURE SCHEDULE lists and contains a description of each policy of insurance owned or held by CFL and F&P currently in effect (including without limitation, policies for fire and casualty, liability, business interruption, umbrella coverage, products liability, medical, disability and other forms of insurance) specifying the insurer, amount of coverage, type of insurance, policy number, deductible limits and any pending claim in excess of FF50,000, whether or not covered by insurance (the "Insurance"). The Buyer acknowledges that insurance for workers' compensation in case of industrial injury is subscribed within a legal framework and that the rate of insurance vary in the time according to the evolution of the risk.

True and complete copies of each policy of Insurance have been previously delivered to Buyer and are attached in EXHIBIT 3.21. The Insurance is in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received by CFL and F&P with respect to any such policy. The Sellers represent that CFL and F&P have validly subscribed all insurance policies requested under the law and pursuant to agreements to which they are a party (with the exception of agreements with clients). The policies evidencing the Insurance are valid, outstanding and enforceable policies subject to the terms and conditions contained therein, and there has not occurred any act or omission of CFL and F&P which could result in cancellation of any such policy prior to its scheduled expiration date. CFL and F&P have not received any notice from or on behalf of any insurance carrier issuing any such policy that: (i) insurance rates will hereafter be substantially increased; (ii) that there will hereafter be no renewal of any such policy; or (iii) that alteration of any personal or real property or purchase of additional equipment, or modification of any method of doing business, is required or suggested. None of such policies will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

         (b) Denials of Coverage. No event specific to CFL and F&P have resulted in the refusal of any insurance with respect to CFL's and F&P's assets or operations, or the limitation of CFL's and F&P's coverage by any insurance carrier to which it has applied for or with which it has carried insurance.

         (c) Claims. PARAGRAPH 3.21(2) OF THE DISCLOSURE SCHEDULE sets forth a summary of information pertaining to all claims (other than workers compensation claims) of property damage and personal injury or death against CFL and F&P exceeding FF 30,000 (whether or not insured), currently pending or which have been declared to CFL's or F&P's insurance carriers since 1985. Except as set forth in PARAGRAPH 3.21(3) OF THE DISCLOSURE SCHEDULE, all of such claims are fully satisfied or are being defended by an insurance carrier, and do not involve any exposure to CFL and F&P which would not have been the subject of sufficient reserves in the June Balance Sheet.

         3.22 Broker. The services of Union Europeenne de CIC Finance, in connection with the transaction contemplated hereunder have been retained by Sellers. Except as to Union Europeenne de CIC Finance, neither CFL nor F&P or the Sellers have engaged any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         3.23  [RESERVED]

         3.24 Updating of Disclosure Schedule and Exhibits. If after the date of this Agreement there shall be any material change in the matters disclosed in the DISCLOSURE SCHEDULE or in the Exhibits hereto, or any material inaccuracy in any part of the DISCLOSURE SCHEDULE or in the Exhibits shall come to the attention of any Seller, Responsible Officer, CFL and F&P will promptly inform Buyer thereof in order that Buyer shall have received on the Effective Date the complete and correct information as to the matters to be reflected in any such Schedule.

         3.25 Products Liability; Warranties. Unless otherwise disclosed in PARAGRAPH 3.25 OF THE DISCLOSURE SCHEDULE, there exists no pending or, to the knowledge of CFL, F&P, the Sellers and the Responsible Officers, threatened claims relating to any product alleged to have been manufactured, distributed or sold by CFL and F&P to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty ("Products Liability"). PARAGRAPH 3.25 OF THE DISCLOSURE SCHEDULE sets forth the material terms and conditions of all express product warranties (other than those set out in standard type general purchase and guarantee conditions of clients) under which CFL and F&P may have liability after the Effective Date. CFL and F&P are insured, and have been insured continuously at least since 1985 against Product Liabilities, in accordance with the insurance policies identified in PARAGRAPH 3.25 OF THE DISCLOSURE SCHEDULE (including a statement of the name of the insurer, the type of policy [i.e., a "claims made" or "occurrence" policy], the amounts of coverage and the applicable deductible limits).

Subject to any breach of the representations made under this Section 3.25 and to fraudulent intentional behavior, the Buyer shall not be entitled to issue any claim against the Sellers based on Product Liability and shall be satisfied with the existing Product Liability insurance terms of F&P or shall see that F&P subscribe additional coverage.

         3.26 Related Party Transactions. Except as described in PARAGRAPH 3.26 OF THE DISCLOSURE SCHEDULE, CFL and F&P : (a) have not had any financial transactions or arrangements (other than payment of regular salary to Related Parties who are employees) with any Related Party since 1st January 1996, (b) do not have and will not have any present or future obligation to enter into any transaction or arrangement with any Related Party and (c) do not owe any sum whatsoever to any of the Sellers.

For purposes hereof, the term "Related Party", shall mean: (i) any Seller or (with respect to any Seller which is a partnership or corporation) any partner, shareholder, officer, director or affiliate of such Seller, (ii) any officer or director of CFL and F&P, (iii) and spouse, in-law or lineal descendant or ascendant of any Related Party, and (iv) any person who, directly or indirectly, controls or is controlled by or is under common control with CFL and F&P.

For purposes of this definition, "person" shall mean an individual, partnership, corporation, trust, unincorporated organization or other entity; and "control," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. Except as described in PARAGRAPH 3.26 OF THE DISCLOSURE SCHEDULE, to the knowledge of the Sellers, no Related Party owns, directly or indirectly, or is a director, member, officer or employee of, or consultant to, any business organization which is a competitor, supplier, or customer having business dealings with CFL and F&P, nor does any Related Party own any assets or properties which are used in CFL's and F&P's business.

         3.27  Customers and Suppliers. Unless otherwise disclosed in PARAGRAPH
3.27 OF THE DISCLOSURE SCHEDULE, CFL and F&P have received no notice, nor do the Sellers have any knowledge, that (a) any customer of CFL and F&P who accounted for more than 10% of CFL's and F&P's sales during its immediately preceding fiscal year or (b) any supplier to CFL and F&P (if such supplier could not be replaced by CFL and F&P with no material adverse effect to it), has terminated or materially reduced or will terminate or materially reduce business relations with CFL and F&P.

         3.28 Antitrust Holdings. That, for purposes of satisfying certain exemptions to the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations adopted thereunder, CFL and F&P, together with all entities controlled by CFL and F&P, neither (1) hold assets located in the United States (other than investment assets and voting or nonvoting securities of another entity not controlled by, controlling, or under common control with CFL and F&P) having an aggregate book value of $15 million or more, nor (2) made aggregate sales in or into the United States of $25 million or more in its most recent fiscal year.

The term "control" when used in the terms "controlled by, controlling, or under common control with" means either (1) holding 50% or more of the outstanding voting securities of an issuer, or, in the case of an entity that has no outstanding voting securities, having the right to 50% or more of the profits of the entity, or having the right in the event of dissolution to 50% or more of the assets of the entity, or (2) having the contractual power presently to designate 50% or more of the directors of a corporation, or, in the case of unincorporated entities, of individuals exercising similar functions.

         3.29 No Unusual Matters. Except as clearly and specifically set forth on the DISCLOSURE SCHEDULE, CFL, F&P, the Responsible Officers and the Sellers know of no matter of an unusual nature which is applicable specifically to CFL and F&P or the industry in which CFL and F&P engage and which has or may have a materially adverse effect upon CFL and F&P, their condition (financial or otherwise) or prospects.

         3.30 Representations and Warranties as of the Effective Date. Each of the representations and warranties made by Sellers hereunder shall be deemed to have been made again on and as of the Effective Date, the same as if this Agreement had been executed on the Effective Date.


SECTION 4      REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers that:

         4.1 Due Incorporation and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing.

         4.2 Authorization and Approval of Agreement. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform the obligations required to be performed by it hereunder. All corporate proceedings required by the Articles of Incorporation and Bylaws of Buyer or otherwise required by law for the execution and delivery of this Agreement and for the consummation of the transactions provided for herein, have been duly taken.

         4.3 Ability to Carry Out Agreement. The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations hereunder will not conflict with, violate or result in any breach of or constitute a material default under any provisions of the Articles of Incorporation or Bylaws of Buyer or of any of the provisions of any indenture, mortgage, lease, agreement, license, permit, instrument, order, arbitration award, judgment, decree, law, ordinance, regulation or any other restriction of any kind or character to which Buyer is a party or by which it is bound.

         4.4 Investment Representation. Buyer is acquiring the Shares for investment and not with a view to, or for resale in connection with, any distribution of the Shares.

         4.5 No Broker Involved. Buyer has engaged Financiere Sogip, only, as broker or agent with respect to the transactions contemplated by this Agreement.

         4.6 Representations as of Effective Date. Each of the representations and warranties made by Buyer hereunder shall be deemed to have been made again on and as of the Effective Date the same as if this Agreement had been executed as of the Effective Date.

SECTION 5      COVENANTS

         5.1 Covenants of Sellers. Unless otherwise first consented to in writing by Buyer, each Seller covenants and agrees that from the date of this Agreement to the Effective Date, he, she or it will (i) not sell, transfer or otherwise dispose of any Shares or any rights or interests therein, (ii) take all steps necessary to deliver the Shares to be sold by such Seller free and clear of liens and encumbrances, and (iii) not take any action that will cause any of the Ownership Representations (as defined in Section 6.3 below) to be inaccurate on the Effective Date.

         5.2 Affirmative Covenants of CFL and the Sellers. CFL and the Sellers covenant and agree that from the date of this Agreement to the Effective Date, CFL will and will cause each Subsidiary to:

(a) carry on its business in a good and diligent manner consistent with prior practice and only in the usual and ordinary course, and use reasonable efforts to preserve its business organization intact and conserve the good will and relationships of its customers, suppliers and others having business relations with it;

(b) maintain its corporate existence and good standing in its jurisdiction of incorporation and in each other jurisdiction in which it is required to be qualified to do business as a foreign corporation;

(c) duly and timely file or cause to be filed all reports and returns required to be filed with any governmental body, agency or authority and promptly pay or cause to be paid when due all taxes, assessments and governmental charges including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(d) maintain and keep in reasonably good order and repair, consistent with past practice, all buildings, offices, shops and other structures, and all machinery, tools, equipment, fixtures and other tangible personal property; and

(e) maintain in full force and effect all existing policies of insurance except for replacements or renewals in the ordinary course of business.

         5.3   RESERVED.

         5.4   Covenants of Certain Persons.

         (a) Mr. Robert Farago, Mr. Angel Exposito and Mr. Christian Sage shall on the Effective Date enter into separate employment agreements in the form attached hereto as EXHIBIT 5.4 (A) (the "Employment Agreements").

         (b) Mr. Marcel Kielwasser, Mrs. Denise Kielwasser, Mr. Jacques Kielwasser, Mrs. Isabelle Kielwasser, and Mr. Jacques Kielwasser acting on behalf and as legal representative of the companies Socodol and Profalux, each undertakes individually (and not jointly and severally), for a period of three
(3) years as of the Effective Date (except with respect to Mr. Jacques Kielwasser for the exclusive benefit of F&P), not to :

(i) lead, become engaged or interested, either as employee, member, shareholder, investor, manager, consultant or in any manner whatsoever (except as the holder of shares or bonds of a listed company which do not grant more than 5 % of the voting rights exercisable at a General Shareholders Meeting) directly or indirectly, in businesses or activities competing with those currently conducted by F&P which are contractually defined for the purposes hereof as precision machining of mechanical components for the automotive, electronic and medical industries;

(ii) solicit or accept (either on their own behalf or on behalf of another) the clientele of any person which was a client, during two (2) years preceding the Effective Date, of CFL or F&P for goods or services competing with those produced or sold or rendered by CFL or F&P during a period of two (2) years preceding the Effective Date;

(iii) persuade, solicit, or influence any person to leave his post or employment with CFL or F&P or to hire said person, and

(iv) without any limitation of time, not to use any name, trademark, know how relating to the activities referred to in (i) above, patent, logo or similar sign used by CFL or by companies having or having had, directly or indirectly, capital or commercial links with CFL and F&P, or any other name which could be confused with said name, trademark, know how relating to the activities referred to in (i) above, patent, logo or similar sign, it being specified that such undertaking shall remain applicable for the duration of protection of the above-mentioned names, trademarks, know how relating to the activities referred to in
         (i) above, patents, logos or similar signs. The persons mentioned in the beginning of paragraph (b) above expressly undertake that (i) until SCI Frank &Pignard's name is changed pursuant to paragraph (ii) below, SCI Frank & Pignard will not use such name for the purpose of commercial activities and, more generally, for any activities other than those currently conducted by SCI Frank & Pignard defined for the purpose hereof as building, acquiring, selling, holding and renting real estate property and that (ii) they will do their best efforts so that the name of SCI Frank & Pignard be changed.

         5.5   Covenant of Buyer, Sellers, CFL and F&P.

         Buyer, Sellers, CFL and F&P shall take all appropriate steps to ensure the distribution of those assets of F&P set out on EXHIBIT 5.5 to the entity which shall hold the shares of CFL or F&P indicated on EXHIBIT 5.5 pursuant to the procedures detailed in said EXHIBIT 5.5, it being specified that failing implementation of this distribution by 30 June 1999 at the latest for a reason attributable to the Buyer, the latter shall pay on 1st July 1999 to said entity:

         (i)   the  sum  of  FF 15,000,000   subject  to  the  delivery  of  an
executed  share  transfer form transferring all the shares of CFL or F&P,

         (ii) as well as a final lump sum of FF 10,000,000 covering, in particular, the loss of opportunity ("perte d'une chance") to use the assets referred to in EXHIBIT 5.5, as liquidated damage as set forth under the laws and case law of the State of Michigan (USA), the Parties expressly acknowledging that this shall not be construed as penalty clause ("clause penale") subject to French law, so that if the payment conditions of this sum of FF 10,000,000 being fulfilled, the Buyer does not comply with its payment obligation, a claim filed with the President du Tribunal de Grande Instance de Paris in summary proceedings ("statuant en la forme des Referes") shall be sufficient to force Buyer to comply with such obligation.

The Parties hereby undertake (i) to have shareholders' meetings of CFL and F&P held on 31st January 1999 at the latest, to approve the merger of both companies and the redemption and cancellation of the residual shares held by the Sellers, as described in EXHIBIT 5.5, (ii) to have said procedures approved in shareholders' meetings, each party being empowered to vote the other's shares to accomplish such procedures and (iii) to do all their reasonable efforts to enable F&P to settle third parties' oppositions which may be filed in connection with said procedures.

SECTION 6      INDEMNIFICATION

         6.1 Indemnification By Sellers. In addition to each Seller's indemnification obligation under Section 6.3 below, subject to Sections 6.4, 6.5 and 6.6 below, and subject to Mr. Thierry Bouscasse's, Mr. Angel Exposito's and Mr. Robert Farago's liability under this Section 6 which shall be apportioned between each of them up to 0.20% each of the total indemnification obligation and limited to the fraction of the total Purchase Price received by them as set out in EXHIBIT 1.1(1), Sellers shall jointly and severally indemnify
(regardless of the number of shares sold and the fraction of the Purchase Price received by each of them) and hold Buyer harmless, from and against the totality of any prejudice which would result from all losses, damages, liabilities or expenses (including reasonable attorneys' fees and expenses) suffered by Buyer ("Loss" or "Losses") that result, directly or indirectly, from :

(i) any breach or inaccuracy of the representations and warranties contained in Section 3 above other than those relating to Ownership Representations (as defined in Section 6.3 below), to the extent that the corresponding Loss is not properly(1) accrued pursuant to the GAAP in the Financial Statements (as defined in Section 3.7), the notes to the Financial Statements and the statutory auditors' reports on the Financial Statements and(2) disclosed in this Agreement or the Exhibits thereto;

(ii) any breach, non fulfillment or default in the performance of any of the covenants and agreements, made by Sellers, CFL or F&P herein or in any schedule, certificate instrument or agreement delivered pursuant hereto other than those relating to Ownership Representations;

(iii) any claim by any previous shareholder of CFL based upon receipt, in consideration of the transfer of its shares of CFL to any of the Sellers, of less than a pro-rata share of the entire consideration paid by Buyer including the Contingent Payment.

For purposes of this Section 6.1, a Loss suffered by CFL or F&P shall be deemed Loss suffered by Buyer.

The validity and enforceability of the representations and warranties contained in Section 3 above shall not be affected by any investigation made by or on behalf of the Buyer by Simeon & Associes and Deloitte Touche Tohmatsu and any information known by Buyer as a result thereof or contained therein.

         6.2 Indemnification By Buyer. Buyer shall indemnify and hold Sellers harmless from and against any Losses to the extent resulting, directly or indirectly, from any breach of representations and warranties contained in
Section 4 above, breach, non fulfillment or default in any of the covenants and agreements, made by Buyer herein or in any certificate, instrument or agreement delivered pursuant hereto or from any other action taken by Buyer to aid it in the consummation of the transactions contemplated hereunder.

         6.3 Ownership Representations Indemnification. Subject to Section 6.7 below, each Seller shall separately indemnify Buyer for Losses (as defined in Section 6.1 above without application of the Threshold Amount) resulting from the breach or inaccuracy of any representation, warranty or covenant set forth in each of Sections 3.3 and 5.1 above that is applicable to such Seller (the "Ownership Representations").

         6.4 Notice and Defense. Either Party hereto (the "Claimant") having notice of a proceeding, whether judicial or administrative, or more generally of any act or fact which may create or increase a Loss (as defined in Section 6.1) and accordingly, which could involve the other Party's liability under this
Section 6 (hereinafter collectively a "Claim"), shall notify said other Party (the "Defending Party") of such Claim on the conditions set forth in Section
12.4 below (hereafter the "Notification"). The Notification shall indicate the purpose of the Claim and, to the extent known, the amount and circumstances surrounding such Claim, as well as the Section of this Agreement pursuant to which the Defending Party may be held responsible for the Claim. Said Notification shall be served upon the Defending Party(1) within the best delays in case of summary proceedings (refere) or notice to appear at a fixed date (assignation a jour fixe),(2) in case of a prefixed time-limit required by administrative authorities or applicable law or otherwise, within a period equal to one-third of said required time-limit or(3) within a thirty (30) day period following the date when the Claimant is made aware of the Claim in all other circumstances, provided that the Defending Party still have enough time to exercise the rights it is entitled to pursuant to this Section 6.4.

It is expressly agreed, however, that the Sellers shall be deemed informed of a Claim and the Buyer shall be released from the obligation to issue a Notification, as long as Mr. Jacques Kielwasser holds a position as legal representative within CFL and/or F&P.

The Defending Party shall have the right to employ counsel of its choice, and to retain exclusive control, at its own expense, of the defense of such Claim and to exercise all available legal actions, provided, however, that :

 (i) the Defending Party has notified the Claimant in writing of such decision on the conditions set forth in Section 12.4 below,(1) within the best delays in case of summary proceedings (refere) or notice to appear at a fixed date (assignation a jour fixe),(2) in case of a prefixed time-limit required by administrative authorities or applicable law or otherwise, within a period equal to one-third of said required time-limit or,(3) in all other circumstances, within thirty
         (30) days following receipt of the Notification (or, if the Sellers are the Defending Party, thirty (30) days following the date when CFL or F&P has notice of the Claim as long as Mr. Jacques Kielwasser holds a position as legal representative within CFL and/or F&P), provided that the Claimant still have enough time to exercise the rights it is entitled to pursuant to this Section 6.4;

 (ii) the Claimant is kept fully informed of all developments and actions taken by the Defending Party and is furnished copies of all relevant papers;

(iii)    the Defending Party diligently prosecutes the defense; and

(iv) the Claimant shall have the right to participate, at its own expense and through counsel selected by it, in the defense of any such Claim, as well as in any discussion, meeting or settlement procedure relating thereto.

If the conditions set out in paragraphs (i) to (iv) above are not met, or if the Defending Party chooses not to control the defense, the Claimant shall have the right, but shall have no obligation (except in case of emergency not reasonably allowing the timely intervention of the Defending Party), to assume and control the defense of such Claim at the expense of the Defending Party.

The Defending Party, or if the conditions set out in paragraphs (i) to (iv) above are not met, the Claimant shall have the right to pay, compromise or settle any such Claim after having consulted the opinion of the Claimant or the Defending Party, as the case may be.

Claimant and Defending Party shall cooperate with each other, and make available to each other and their representatives all available records or other materials required by them or which may be useful for contesting any such Claim, and more specifically, any letters, acts, documents and information relating to the Claim held by either Party, or by CFL and/or F&P (provided that the Claimant or, as the case may be, the Defending Party has access to such letters, acts, documents and information). In this respect, it is expressly agreed that as long as Mr. Jacques Kielwasser holds a position as legal representative within CFL and/or F&P, all said letters, acts, documents and information hold at the registered office of CFL or F&P shall be deemed to be at the disposal of the Sellers.

The Claimant, the Defending Party and their respective counsels shall maintain, except to the extent necessary for the defense, the confidentiality of all information to which they have knowledge, and shall take reasonable precautions not to impair the operations of the other Party nor the operations and corporate interest of F&P.

Any breach by the Claimant under this Section 6.4 shall deprive the Claimant of its indemnification rights under Section 6 of this Agreement with respect to the relevant Claim.

Without prejudice to the terms of the guarantee referred to in Section 6.6 below, a Claim will be considered enforceable against the Defending Party(1) in the absence of notice of disagreement from the Defending Party on such Claim within the time period referred to in sub-paragraph (i) above,(2) on the date of resolution by the Parties in writing of a dispute on such Claim or(3) on the date of notification of a final court decision or of an immediately enforceable court decision unless a recourse suspending the enforceability of such decision is filed within eight (8) days as from the Notification and before effective enforcement. Any sum due by either Party pursuant to a Claim will be paid within thirty (30) days of the date when such Claim becomes enforceable.

In the event that a Claim having resulted in a provisional payment made by the Sellers would not be ultimately confirmed, this provisional payment shall be reimbursed to them as soon as the sum corresponding thereto is returned and up to the amount returned.

         6.5 Threshold Protection - Cap. Subject to anything expressed or implied to the contrary herein and except in the case of a fraudulent intentional behavior ("manoeuvres dolosives"), Sellers shall have no obligation to pay any Loss or Losses under Section 6 until the total aggregate amount of such Loss or Losses exceeds a threshold equal to Six Million French Francs (FF 6,000,000) (collectively the "Threshold Amount").

It is expressly agreed that in the event a Loss exceeds, individually or aggregated with other Losses, the Threshold Amount, the entire amount of such Loss or Losses shall be payable by the Sellers as from the first Franc.

In addition, no Loss for which indemnification is provided for under Section 6.1 above shall be deemed to have been incurred or suffered by Buyer, CFL or F&P to the extent of any tax savings realized or realizable by Buyer, CFL or F&P as a result of such Loss. Any tax re-assessments which amount simply to a shift in the time of imposition (or which amount simply to a transfer of profits from one financial year to another) shall not come within the terms of the representations, warranties and indemnifications herein contained, insofar as they shall not result in a definitive charge or, in particular, in a definitive increase of tax, penalties or late-payment interest. More generally, any shortfall of assets and any additional liabilities shall only give rise to indemnification from the Sellers pursuant to this Section 6, net of any increase of assets or reduction of liabilities resulting therefrom, so that only the net Loss or Losses resulting from a Claim shall be indemnified.

As an example of enforcement of such clause, in case of a tax reassessment of CFL or F&P :

-        moving expenses to asset with deductible amortization,

-        moving expenses to inventories,
-        slowing too quick depreciation,

in such cases, interest and penalties shall be paid by the Sellers, not the tax.

Except in the case of a fraudulent intentional behavior ("manoeuvres dolosives"), the aggregate indemnification obligations of the Sellers in respect of all claims made under this Section 6 shall not exceed FF 60,000,000.

         6.6 Bank Guaranty - Set-Off. Sellers shall provide Buyer with an irrevocable and justified first request bank guaranty in the amount of FF 30,000,000, in the format attached hereto as EXHIBIT 6.6 during the period expiring on 30 September 2001. In the event that a Claim having resulted in the Buyer's indemnification under the guaranty referred to in Section 6.6, would subsequently be deemed unfounded pursuant to a final Court decision rendered in compliance with Section 12.10 below, the Buyer shall reimburse to the Sellers any sum received by it under the guaranty further to this unfounded claim, increased by an annual interest of 25% paid on a prorata basis as contractual damages.

Without prejudice of any other rights or remedies of the Buyer with respect to any amount owed to it by any of the Sellers pursuant to this Agreement, the Buyer shall have the right to set off such amount against any amount owed by the Buyer to the Sellers under the Contingent Payment referred to in Section 1.2.2 above, up to a maximum additional amount of FF 30,000,000 and without limitation in case of fraudulent intentional behavior ("manoeuvres dolosives"); with respect to Mr. Thierry Bouscasse, Mr. Angel Exposito and Mr. Robert Farago, it is hereby specified that the Buyer's set off rights, as defined above, shall be limited to the amount resulting from their indemnification obligations as set out in Section 6.1 above. In the event that a Claim having resulted in a set-off against all or part of the Contingent Payment would subsequently be deemed unfounded pursuant to a final Court decision rendered in compliance with Section
12.10 below, the Buyer shall repay to the Sellers any such part of the Contingent Payment so set off, increased by an annual interest of 25% paid on a prorata basis as contractual damages, as from the date on which the corresponding fraction of the Contingent Payment shall have been paid.

         Notwithstanding the above, it is expressly agreed that the Buyer shall call the guaranty referred to in this Section 6.6 before exercising its set-off right referred to in the prior paragraph.

         6.7 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of Buyer, Sellers, CFL and F&P set forth in this Agreement shall survive the Effective Date for a period of three
(3) years, except those based upon for tax, social security and labor claims which shall survive for the applicable statute of limitations. Any Claim made by Buyer or Sellers for indemnification under this Section 6 must be made, if at all, by written notice delivered to the Sellers (or the Seller affected in the case of a claim respecting an Ownership Representation) or Buyer, as the case may be, prior to the expiration of such survival period. A Claim hereunder shall be considered to be timely made if notice is delivered within the aforesaid survival period and shall survive indefinitely until finally resolved or determined at a subsequent time.


SECTION 7      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         Buyer's duties to perform its obligations under this Agreement are subject to the fulfillment on or before the Effective Date of each of the following conditions:

         7.1 Representations, Warranties and Covenants. The representations and warranties of Sellers set forth herein shall be accurate in all respects on the Effective Date to the same extent as if made on and as of such date, and Sellers, CFL and F&P, as the case may require, shall have complied with or performed all agreements, covenants and conditions on their or his, hers or its part to be performed or complied with on or prior to the Effective Date.

         7.2 Legal Actions. No new suit, action or other proceeding by any third party shall be threatened or pending before any court or governmental body, agency or authority seeking to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby or which is likely to materially adversely affect the value of the assets and businesses of CFL and F&P.

         7.3 Consents, Pledges and Buy/Sell and Voting Agreements. Buyer shall have received duly executed copies of any consents relating to the consummation of the transactions contemplated by this Agreement that are required by any governmental body, agency or authority or under any agreement to which CFL or F&P is a party and terminations of all voting, buy/sell and similar agreements respecting the Shares.

         7.4 Waiver. Buyer shall have the right to waive the foregoing conditions, or any of them, wholly or in part; provided, however, that no such waiver shall be deemed to have occurred unless the same is set out in writing and executed by Buyer.


SECTION 8      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS, F&P AND CFL

         The duty of Sellers, F&P and CFL to perform the obligations which this Agreement imposes upon them is subject to the fulfillment, on or before the Effective Date, of each of the following conditions:

         8.1 Representations, Warranties and Covenants. All representations and warranties made by Buyer herein shall be accurate in all material respects on and as of the Effective Date to the same extent as if made on and as of such date and Buyer shall have performed and complied with all agreements, covenants and conditions on its part to be performed or complied with on or prior to the Effective Date.

         8.2 Legal Actions. No suit, action or other proceeding by any third party shall be threatened or pending before any court or governmental agency seeking to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

         8.3 Waiver. Sellers shall have the right to waive the foregoing conditions, or any of them, wholly or in part; provided, however, that no such waiver shall be deemed to have occurred unless the same is set out in writing and executed by the Sellers.


SECTION 9      CONDITION TO OBLIGATIONS OF SELLERS, CFL, F&P AND BUYER

         The duty of Sellers, CFL, F&P and Buyer to perform the obligations which this Agreement imposes on them is subject to the fulfillment on or before the Effective Date (or any other date mutually agreed upon between the Buyer and the Sellers) of the following condition :

         9.1   [RESERVED].

         9.2 Leases. The execution of the leases set out on EXHIBIT 9.2 hereto (the "Leases") with effect as from 1st January 1999, which Leases shall contain express undertakings by the owners of the leased premises not to initiate, cooperate with, facilitate or accept the benefit of any claim against Buyer, CFL and/or F&P based upon or arising out of any violation of Environmental Laws prior to the Effective Date or in case of material impossibility to sign a lease before the Effective Date with respect to the premises rented by F&P from SCI Frank & Pignard and the L'Epinguy joint-ownership, (i) the signature of an undertaking from the members of the Kielwasser family who are a party to this Agreement for themselves and as "porte fort" that neither they nor the SCI Frank & Pignard and the L'Epinguy joint-ownership will initiate, cooperate with, facilitate or accept the benefit of any claim against Buyer, CFL and/or F&P based upon or arising out of any violation of Environmental Laws prior to the Effective Date and (ii) the signature of an undertaking from the members of the Kielwasser family who are a party to this Agreement that they will do their best efforts concerning the execution of such leases on said premises before 1st January 1999.


SECTION 10     [RESERVED]

SECTION 11     FEES AND EXPENSES

         11.1 Sellers' Accounting and Legal Fees and Expenses. Except as otherwise expressly provided for in Section 11.2, all legal and accounting and brokerage or agent's fees and expenses incurred by Sellers for services rendered in connection with the transactions contemplated by this Agreement shall be paid by Sellers.

         11.2 Other Fees and Expenses. All other fees and expenses incurred by any party to this Agreement shall be the sole responsibility of and paid by the party who incurred such fees and expenses. It is hereby specified that (i) CFL and F&P will bear their respective accounting fees and expenses incurred in connection with the review of the June Balance Sheet by their Statutory Auditors and the completion of the Health and Safety Audit referred to in Sections 3.15
(c) and 3.16 (d) above and that (ii) the Buyer will bear the fees and expenses incurred in connection with the Environmental Audit referred to in Section 3.17 above.


SECTION 12     MISCELLANEOUS

         12.1 Cooperation Following the Closing. Following the Effective Date, each of the Sellers and Buyer shall deliver to the other or others such further information and documents and execute and deliver such further instruments and agreements as the other or others shall reasonably request in order to consummate or confirm the transactions provided for herein, to accomplish the purpose of this Agreement or to assure to the other or others the benefits of this Agreement.

         12.2 Benefits and Burdens. This Agreement shall inure to the benefit of and shall be binding upon CFL, F&P, the Sellers and the Buyer and the successors and permitted assigns of CFL, F&P and the Buyer, as well as the respective heirs, representatives and assigns of the Sellers.

         12.3 Amendment. This Agreement may be amended and any stipulation or agreement to be made hereunder or pursuant hereto and any waiver of any provision hereof may be made only by an instrument in writing signed by the Sellers and by Buyer or in the case of a waiver, by the party against whom it is to be enforced.

         12.4 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing (including telecommunications) and shall be deemed to have been duly given if personally delivered (in the case of personal delivery to CFL, F&P or Buyer, such delivery shall be made to an officer of the party to whom directed) or sent by (i) telex, telecopy or other wire transmission with request for assurance of receipt; or (ii) Federal Express or other overnight air express and receipted for by the recipient or an agent of the recipient; or (iii) registered or certified mail, postage prepaid and return receipt requested. All notices delivered to a party to this Agreement or to legal counsel for such party other than by personal delivery, telex, telecopy or other wire transmission shall be sent to the following addresses:

- If to Sellers :                         Mr. Jacques Kielwasser
                                          916 route de Plessy
                                          74300 Thyez
With a copy to :
                                          Cabinet Goutagny
                                          2, rue Claude Martin
                                          73000 Chambery

- If to Buyer :                           Autocam Corporation
                                          Attn: Chief Financial Officer
                                          4070 East Paris Avenue
                                          Kentwood, MI 49512 USA
                                          Telecopier: (616) 698-6876

With a copy to:                           Stuart F. Cheney
                                          Dickinson Wright PLLC
                                          200 Ottawa Avenue, Suite 900
                                          Grand Rapids, MI 49503 USA
                                          Telecopier: (616) 458-6753

or to such other address or to such other person or persons designated in writing by such party or counsel, as the case may be. Notices delivered personally or pursuant to subsection (i) above shall be deemed to have been received on the day delivered or sent. Notices delivered pursuant to subsections
(ii) or (iii) above shall be deemed to have been received on the fourth business day (that is not a national holiday at the place of receipt) following the day sent whether or not such notice was actually received on such day.

         12.5 Entire Understanding. This Agreement and all exhibits and schedules referred to herein and all agreements executed in connection herewith, represent the entire understanding of the parties with respect to the subject matter herein and supersedes all correspondence, memoranda, conversations or other communications with respect thereto.

         12.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity, provided however that the Buyer may assign this Agreement to any of its controlled or controlling affiliates (as the term "control" is defined in Section 3.26) without the written prior consent of the Sellers. In this last circumstance, the Buyer will remain jointly responsible for the compliance, by its controlled or controlling affiliates, with the terms of this Agreement. In the present case, it has been agreed among the Parties that although the Shares shall be transferred to Autocam France SARL, the latter and Autocam Corporation will remain both directly responsible, individually or jointly, for the compliance with the terms of this Agreement.

         12.7 Headings. The section headings in this Agreement and the Index are intended solely for convenience and should be given no effect in the construction and interpretation hereof.

         12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument and, when signed by all of the parties hereto, shall become legally binding on and enforceable against such parties effective as of the date set forth at the beginning of this Agreement. Buyer and Sellers acknowledge that the French certified translation of this Agreement has been solely prepared for information purposes and that only the English version thereof shall be the contractually binding agreement between them.

         12.9 Governing Law. Subject to the provisions of Section 5.5 (ii), this Agreement shall be governed by and interpreted under the laws of the France.

         12.10 Disputes. Buyer and Sellers hereby acknowledge that this Agreement is deemed to be an international agreement and a commercial agreement pursuant to which a controlling interest in CFL and F&P has been negotiated by Autocam Corporation, a Michigan corporation, and transferred to Autocam France, an affiliate thereof.

Accordingly, Buyer and Sellers acknowledge and expressly agree that, without prejudice to the provisions of Section 1.3.3 above, any dispute arising between the parties in relation to this Agreement or any addendum thereto shall be submitted to the Tribunal de Grande Instance of Paris, subject to the provisions of Section 5.5 (ii) concerning the specific jurisdiction of the President of said Tribunal in summary proceedings ("statuant en la forme des Referes").

         12.11 Severability. If and to the extent that any provision (or any part thereof) of this Agreement is held to be invalid, illegal or unenforceable, by any jurisdiction which would validly take a decision under this Agreement, such holding shall in no way affect the validity, legality or enforceability of the remainder of this Agreement, but the invalid provision(s) shall be replaced, to the extent legally permissible, with new provision(s) embodying the intention of the parties.

         12.12 Currency. In the event that the French franc ceases to exist as the official French currency, all amounts expressed herein in French francs are to be converted into the applicable replacement currency at the applicable conversion rate.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement effective as of the day and year first above written, which Agreement has been drawn in the number of originals corresponding to the number of Parties, it being specified, however, that it has been expressly agreed to prepare only two sets of Exhibits to this Agreement, one for the Sellers, kept on their behalf by Mr. Jacques Kielwasser and one for the Buyer.




 ---------------------------                    --------------------------------
    For Autocam France                               For Autocam Corporation
  Mr. John C. Kennedy III                            Mr. John C. Kennedy III
                                                     Chief Executive Officer




 ---------------------------                    --------------------------------
  Mr. Marcel Kielwasser                              Mrs. Denise Kielwasser




 ---------------------------                    --------------------------------
  Mr. Jacques Kielwasser                            Mrs. Isabelle Kielwasser




 ---------------------------                    --------------------------------
      For Socodol SA                                      For Profalux SA
  Mr. Jacques Kielwasser                               Mr. Jacques Kielwasser




 ---------------------------                    --------------------------------
   Mr. Thierry Bouscasse                                 Mr. Robert Farago




                          -----------------------------
                               Mr. Angel Exposito